Exhibit 4.1

AMENDMENT NO. 1

This Amendment No. 1 dated as of January 30, 2017 to the Rights Agreement (“Agreement”) dated as of December 5, 2016 between Stanley Furniture Company, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual respective agreements set forth herein, the parties agree as follows:

1.

Amendment of Section 1.1 of the Agreement.  The Agreement is hereby amended by replacing “or” before clause (iv) of the definition of “Acquiring Person” in Section 1.1 with a “,” and inserting the following at the end of such clause (iv): “or (v) any member of the Hale Group, as defined in the Agreement made and entered into as of January 30, 2017 by and among the Company, Steven A. Hale II and the other parties thereto (the “Hale Agreement”), provided that any purchases made by the members of the Hale Group after December 5, 2016 are made in compliance with Section 1(h) of the Hale Agreement.

2.

No Other Amendments.  Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Agreement are hereby ratified and confirmed and shall remain in full force and effect.  The Agreement and this Amendment shall be read and construed together as a single agreement and the term “Agreement” shall henceforth be deemed a reference to the Agreement as amended by this Amendment.

3.

Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

4.

Counterparts.  This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

STANLEY FURNITURE COMPANY, INC.

By:  s/Glenn Prillaman

Name: Glenn Prillaman

Title:  President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER &

TRUST COMPANY

By:  s/Henry Farrell

Name:  Henry Farrell

Title:    Vice President